Bay Banks of Virginia, Inc. Reports Third Quarter 2013 Earnings Up 166%

KILMARNOCK, Va., Oct. 25, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 166% improvement in earnings of $620,000 for the quarter ended September 30, 2013 compared to $233,000 for the same quarter in 2012. Earnings improved 128% to $992,000 for the nine months ended September 30, 2013 compared to $435,000 for the nine months ended September 30, 2012.

"Our third quarter results are highlighted by loan growth and phenomenal earnings, plus our capital position remains good," said Randal R. Greene, President and Chief Executive Officer. "The Bank's loan portfolio grew by $14.2 million during the third quarter, and the portfolio of loans we service for Fannie Mae grew by $4.7 million. Our new residential loan production office which opened in Middlesex County in May of this year has had a positive impact on loan growth. Core earnings remain a focus and we are working on prudent growth into contiguous markets. Asset quality remains good, with nonperforming assets at 1.9% of total assets. Mobile banking will be available to our customers in the fourth quarter and we continue to make other changes which will be significant to the long-term success of the bank. I am pleased to announce all of these positive results."

  Branch Consolidation:  On 9/30/2013, the Company closed its Heathsville, Virginia branch and consolidated those accounts into two nearby branches.  Transaction volumes in the branches continue to decline.  We expect to recognize a gain on the sale of the property plus annual savings of $100,000.
  Sale of Bay Trust Building:  The Trust Company closed on the sale of its former headquarters building on July 1, 2013 and posted a gain of $165,000 to earnings.  It is expected to reduce the subsidiary's expenses by $30,000 annually.
  Mortgage Loan Servicing Activity:  The portfolio of loans serviced for Fannie Mae has grown by $15.0 million since 12/31/2012 to $57.9 million as of 9/30/2013.  As a result, the Company began recognizing a mortgage servicing right in the third quarter which resulted in a cumulative correction of $535,000, which is $353,000 net of tax.
  Loan Growth:  The Bank's loan portfolio grew by $14.2 million during the third quarter and $9.1 million since 12/31/2012.  The portfolio of loans serviced for Fannie Mae grew by $4.7 million during the third quarter and $15.0 million since 12/31/2012.

Highlights

Net income:

For the third quarter 2013 compared to the third quarter of 2012 –

  Net income in 2013 was $620,000, an increase of 166% over 2012
  Non-recurring income during the third quarter of 2013, after tax, included $353,000 for recognition of a mortgage servicing right and $109,000 for the gain of the sale of the Bay Trust Company building.
  Earnings per share was $0.13
  Net interest income improved 5.7% or $147,000
  Provision for loan losses declined 55.3% or $376,000
  Noninterest income increased 27.7% or $431,000
  Noninterest expense increased 13.6% or $426,000

For the first nine months of 2013 compared to same period in 2012 –

  Net income in 2013 was $992,000, an increase of 128.0% over 2012
  Earnings per share was $0.21
  Net interest income improved 1.1% or $87,000
  Provision for loan losses declined 57.2% or $757,000
  Noninterest income increased 11.6% or $443,000
  Noninterest expense increased 4.9% or $482,000

Asset quality:

Asset quality remains good –

  Total classified assets increased $1.5 million on a linked quarter basis, to $15.4 million, but declined from $17.7 million compared to the third quarter of 2012.
  Total classified assets were 39.3% of tier 1 capital plus the allowance as of 9/30/2013.
  Nonperforming assets increased $0.5 million on a linked quarter basis, to $6.4 million, but declined from $10.3 million compared to the third quarter of 2012.
  Nonperforming assets as a percent of total assets was 1.91% as of 9/30/2013.
  Annualized net loan charge-offs as a percent of average loans was 0.51% during the third quarter.
  Allowance for loan losses declined to 1.20% of loans from 1.27% on a linked quarter basis.
  Coverage of loan loss reserves to non-performing loans was 120.1% as of 9/30/2013.

Net interest margin improved this quarter:

  Net interest margin increased to 3.60% from 3.51% on a linked quarter basis.
  Yield on earning assets increased to 4.49% from 4.45% on a linked quarter basis.
  Cost of funds improved to 0.92% from 0.97% on a linked quarter basis.

Capital levels remained solid this quarter:

  Tangible common equity as a percent of tangible assets increased to 10.19% from 10.02% on a linked quarter basis.
  Tier 1 leverage ratio increased to 10.86% this quarter compared to 10.76% last quarter.

Net Interest Income

For the third quarter 2013 compared to the third quarter 2012 –

Net interest income before provision for loan losses in 2013 increased $147,000, compared to 2012 and the net interest margin remained stable at 3.60% compared to 3.59%. A slight decline in interest income was offset by declines in interest expense. Interest income from loans declined by $27,000 as a result of reductions in loan yields to 5.18% compared to 5.33% from 2012. Interest income from securities was flat. Total yield on earning assets declined to 4.49% from 4.77%. Interest expense from checking, savings and money market account deposits improved by $30,000 as a result of reduced rates. Interest expense from time deposits improved by $93,000, due to both reduced balances and lower rates. A significant portion of the bank's time deposits are on 60-month terms. We expect continued costs savings throughout the fourth quarter of 2013 and the first quarter of 2014 as time deposits continue to mature and renew at lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 0.92% from 1.16%.

For the first nine months of 2013 compared to same period 2012 –

Net interest income before provision for loan losses in 2013 increased $87,000 compared to 2012. Although the net interest margin declined to 3.50% from 3.60%, declines in interest income were offset by declines in interest expense. Interest income from loans declined by $227,000 as a result of reduced average loan balances and lower yields of 5.31%, compared to 5.37% in 2012. Interest income from securities declined by $142,000 due mainly to reduced yields. Total yield on earning assets declined to 4.45% from 4.78%. Interest expense from checking, savings and money market account deposits improved by $70,000 as a result of reduced rates. Interest expense from time deposits improved by $287,000, due to both reduced balances and lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 0.99% from 1.20%.

Non-Interest Income

For the third quarter 2013 compared to the third quarter 2012 –

Non-interest income increased to $2.0 million in 2013 compared to $1.6 million in 2012. This was due primarily to the recognition of a mortgage servicing right for $535,000 in the third quarter of 2013, which is the cumulative effect of recent growth in the servicing portfolio, a gain on the sale of the Trust Company building of $165,000 and a $158,000 increase in commissions from Investment Advantage, the Bank's non-deposit products program. These increases were partially offset by reductions in net gains on the sale of securities of $442,000.

For the first nine months of 2013 compared to same period 2012 –

Non-interest income increased to $4.2 million in 2013 compared to $3.8 million in 2012. This was due mainly to the mortgage servicing right cumulative recognition and gain on the sale of the Trust Company building mentioned above, plus a $169,000 increase in commissions from Investment Advantage, the Bank's non-deposit products program, and a $203,000 increase in service charges and fees on deposit accounts. These increases were partially offset by reductions in net gains on the sale of securities of $674,000.

Non-Interest Expense

For the third quarter 2013 compared to the third quarter 2012 –

Non-interest expense increased $426,000, or 13.6%, in 2013 compared to 2012. Salaries and benefits expense increased by $204,000 primarily due to commissions related to increased mortgage loan activity. OREO losses increased $119,000.

For the first nine months of 2013 compared to same period 2012 –

Non-interest expense has increased by $482,000, or 4.9%, in 2013 from 2012. Savings from last year's reduction in force have been redeployed into positions which are generating new revenue. As a result, salaries and benefits expense have increased by $595,000 due to higher commissions, incentive compensation and certain benefits. These increases were partially offset by reductions in core system costs, fraud investigation expense and consulting expense.

Balance Sheet

Total assets increased $142,000, or 0.04%, to $334.9 million as of September 30, 2013, compared to year-end 2012. Loans receivable grew by $9.9 million, or 4.2%, the Company purchased $5.0 million of bank owned life insurance and grew securities by $3.3 million using interest bearing deposits for that purpose. The deposit mix improved as non-interest-bearing deposits grew by $6.6 million and time deposit balances declined by $7.2 million. Capital was relatively flat, primarily as a result of unrealized losses on investment securities offsetting our increase in earnings.

Asset quality

During the first nine months of 2013, asset quality improved. Non-performing assets, excluding troubled debt restructures (TDR's) declined by $2.6 million to $6.4 million, or 1.9% of assets. Classified assets increased by $1.1 million during the first nine months of 2013, due primarily to an impaired investment security, to $15.4 million, or 39.3% of tier 1 capital plus the allowance for loan losses.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc.is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight bank offices located throughout the Northern Neck region and a residential lending production office in Middlesex County, the Bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

Selected Financial Data

Quarters ended:	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 334,940	$ 335,316	$ 329,132	$ 334,798	$ 318,237
Loans	249,026	234,851	234,875	239,238	242,826
Deposits	271,964	271,175	267,695	275,175	268,005
Loans to deposits	91.6%	86.6%	87.7%	86.9%	90.6%

CAPITAL
Common equity	$ 36,640	$ 36,111	$ 36,793	$ 36,585	$ 36,048
Total equity to assets	10.94%	10.77%	11.18%	10.93%	11.33%
Tangible common equity to tangible assets	10.19%	10.02%	10.41%	10.17%	10.54%
Tier 1 Leverage Ratio	10.86%	10.76%	10.77%	10.93%	10.64%

PROFITABILITY MEASURES
Interest Income	$ 3,400	$ 3,339	$ 3,353	$ 3,454	$ 3,416
Interest Expense	688	713	774	830	851
Net Interest Income	$ 2,712	$ 2,626	$ 2,579	$ 2,624	$ 2,565
Provision for Loan Losses	304	179	83	572	680
Net Interest Income after Provision	$ 2,408	$ 2,447	$ 2,496	$ 2,052	$ 1,885
Noninterest Income	1,985	1,262	1,000	1,425	1,554
Noninterest Expense	3,546	3,418	3,283	3,115	3,120
Income before Taxes	$ 847	$ 291	$ 213	$ 362	$ 319
Income Taxes	227	59	73	99	86
Net Income	$ 620	$ 232	$ 140	$ 263	$ 233
Return on Average Assets	0.74%	0.28%	0.17%	0.33%	0.29%
Return on Average Equity	6.82%	2.55%	1.53%	2.90%	2.91%
Net interest margin	3.60%	3.51%	3.39%	3.63%	3.59%
Yield on earning assets	4.49%	4.45%	4.41%	4.75%	4.77%
Cost of funds	0.92%	0.97%	1.08%	1.12%	1.16%

PER SHARE DATA
Basic Earnings per share (EPS)	$ 0.13	$ 0.05	$ 0.03	$ 0.10	$ 0.09
average basic shares outstanding	4,817,856	4,817,856	4,813,812	2,610,856	2,610,856
Diluted Earnings per share (EPS)	$ 0.13	$ 0.05	$ 0.03	$ 0.10	$ 0.09
diluted average shares outstanding	4,820,172	4,820,014	4,816,490	2,613,096	2,612,258

ASSET QUALITY
Classified assets	$ 15,369	$ 13,797	$ 14,073	$ 14,306	$ 17,701
Classified assets to Tier 1 capital + ALL	39.27%	35.82%	36.72%	37.54%	47.40%
Non-performing assets (excluding TDR's)	$ 6,391	$ 5,842	$ 8,620	$ 9,007	$ 10,252
Non-performing assets to total assets	1.91%	1.74%	2.62%	2.69%	3.22%
Net charge-offs	$ 309	$ 231	$ 142	$ 816	$ 683
Net charge-offs to average loans	0.51%	0.39%	0.24%	1.36%	1.14%
Loan loss reserves to non-performing loans	120.12%	119.75%	61.21%	52.83%	47.37%
Loan Loss Reserve to Loans	1.20%	1.27%	1.29%	1.29%	1.37%

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.